Exhibit 99.1

ELKHART, INDIANA -— JULY 25, 2008

SKYLINE REPORTS FOURTH QUARTER, YEAR-END RESULTS

Sales for the fourth quarter of Skyline Corporation’s 2008 fiscal year were $70,859,000 compared to $88,536,000 last year. Net earnings for the three-month period were $191,000 equal to $0.02 per share, compared to net earnings of $2,247,000, or $0.27 per share, for the same period a year ago.

Sales for fiscal 2008 were $301,765,000 compared to $365,473,000 of a year earlier. Net loss for fiscal 2008 was $5,556,000, or $0.66 per share, compared to net earnings of $2,593,000, or $0.31 per share, for fiscal 2007. Net loss per share for fiscal 2008 includes a gain on the sale of idle property, plant and equipment of $0.05.

Sales for Skyline’s manufactured housing group for fiscal 2008 were $214,794,000 compared to $272,383,000 of fiscal 2007. The group’s sales for the fiscal 2008 fourth quarter totaled $45,439,000 compared to $64,035,000 of the comparable period of fiscal 2007.

For Skyline’s RV group, sales for fiscal 2008 were $86,971,000 compared to $93,090,000 of fiscal 2007. The RV group’s sales for fiscal 2008’s fourth quarter were $25,420,000 compared to $24,501,000 of the fourth quarter of fiscal 2007.

Skyline continues to maintain its traditionally strong balance sheet with no debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.

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SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands except share and per share data)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2008	2007	2008		2007
	(Unaudited)	(Unaudited)

Sales	$70,859	$88,536	$301,765		$365,473

(Loss) earnings before income taxes	(325)	2,866	(9,138)		3,399
(Benefit) provision for income taxes	(516)	619	(3,582)		806

Net earnings (loss)	$191	$2,247	$(5,556)		$2,593

Basic earnings (loss) per share	$.02	$.27	$(.66)	(A)	$.31

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244		8,391,244

(A) Includes an after-tax gain on sale of idle property, plant and equipment of $0.05 per share.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	May 31,
	2008	2007

ASSETS

Cash and temporary cash investments	$111,579	$124,240
Accounts receivable	18,244	22,760
Inventories	10,150	10,561
Other current assets	14,234	11,381

Total Current Assets	154,207	168,942

Property, Plant and Equipment, net	32,535	35,806

Other Assets	10,257	10,192

Total Assets	$196,999	$214,940

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,967	$5,162
Accrued liabilities	17,646	21,952

Total Current Liabilities	21,613	27,114

Other Deferred Liabilities	9,168	10,011

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	226,722	238,319
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	166,218	177,815

Total Liabilities and Shareholders’ Equity	$196,999	$214,940